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EXHIBIT 21

List of Subsidiaries

International Wholesale Tile, Inc., a Florida corporation
IWT Tesoro Transport, Inc., a Delaware corporation
IWT Tesoro International, Ltd., a Bermuda corporation
The Tile Club, a Delaware corporation

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  EXHIBIT 21